Exhibit 99.1
WERNER ENTERPRISES, INC.
14507 Frontier Road
P. O. Box 45308
Omaha, Nebraska 68145

FOR IMMEDIATE RELEASE	Contact: John J. Steele
Executive Vice President, Treasurer and
Chief Financial Officer
(402) 894-3036

WERNER ENTERPRISES REPORTS FIRST QUARTER
2013 REVENUES AND EARNINGS

Omaha, Nebraska, April 18, 2013:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation's largest transportation and logistics companies, reported revenues and earnings for the first quarter ended March 31, 2013.

Summarized financial results for first quarter 2013 compared to first quarter 2012 are as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2013	2012	% Change
Total revenues	$492,887	$498,376	(1)%
Trucking revenues, net of fuel surcharge	313,400	321,226	(2)%
Value Added Services (“VAS”) revenues	82,510	77,517	6%
Operating income	28,693	35,402	(19)%
Net income	17,511	21,245	(18)%
Earnings per diluted share	0.24	0.29	(18)%

Werner Enterprises had an 18% decrease in earnings per diluted share in first quarter 2013 compared to first quarter 2012. Year-over-year earnings improvement in first quarter 2012 compared to first quarter 2011 was 30%, and in first quarter 2011 compared to first quarter 2010 was 49%.

First quarter 2013 freight demand (as measured by our daily morning ratio of loads to trucks in our One-Way Truckload network) followed typical seasonal patterns and was similar to first quarter 2012. As we noted a year ago in our first quarter 2012 earnings release, unusually mild winter weather in first quarter 2012 had a modest positive impact on that quarter's operational efficiency and certain operating costs. We experienced more severe winter weather in first quarter 2013, which had a modest negative impact on truck productivity and caused operating expenses in the current quarter to be somewhat higher. We also had startup costs for new business added during first quarter 2013 in our Logistics, Dedicated and One-Way Truckload business units. To date in April 2013, we are experiencing softer freight demand trends compared to the same period in April 2012.

Average revenues per total mile, net of fuel surcharge, rose 1.3% in first quarter 2013 compared to first quarter 2012. There was a minimal amount of base freight rate increases in first quarter 2013, as many customer bids were in process during first quarter 2013. We currently expect bid activity to remain high, as it normally does, into second quarter 2013. Spot market rates were lower year-over-year in January and

Werner Enterprises, Inc. - Release of April 18, 2013

February 2013 and strengthened to slightly positive on a year-over-year basis in March 2013. We believe there are several truckload capacity constraints including an older industry truck fleet, the higher cost of new trucks and trailers, significant safety regulatory changes and a challenging driver market. We continue to work jointly with our customers to secure sustainable transportation solutions across all modes and to offset increased rates through enhanced optimization and transportation solutions whenever possible.

Average monthly miles per truck declined by 3.2% in first quarter 2013 compared to first quarter 2012. We attribute this decrease to (i) more severe winter weather in 2013, (ii) one less business day in first quarter 2013 (due to leap year in first quarter 2012) and (iii) the Easter holiday falling on the last day of first quarter 2013 compared to the second week of April in 2012.

We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the short-haul Regional, medium-to-long-haul Van and Expedited fleets), Specialized Services and VAS. In first quarter 2013, we averaged 7,157 trucks in service and we ended the quarter with 7,090 trucks (a decrease of 60 from the end of fourth quarter 2012). Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,495 trucks (or 49% of our total fleet). During first quarter 2013, we shifted 200 trucks from One-Way Truckload to Dedicated due to new business awards.

Diesel fuel prices were 4 cents per gallon lower in first quarter 2013 than in first quarter 2012 and were 4 cents per gallon lower than in fourth quarter 2012. For the first 18 days of April 2013, the average diesel fuel price per gallon was 24 cents lower than the average diesel fuel price per gallon in the same period of 2012 and 2 cents higher than in second quarter 2012. The components of the Company's total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

Capacity in our industry remains constrained by economic and safety regulatory factors. Following the 2008 recession, class 8 truck builds have been low, resulting in an industry average truck age that remains historically high at 6.6 years. It is very difficult for many smaller and medium size private carriers to replace their older, lower-value trucks with much higher cost, EPA-compliant new trucks, which significantly reduces the risk of trucks being added to the market. We reduced the average age of our much younger truck fleet by half a year during 2011 and 2012, with net capital expenditures totaling $457 million during that two-year period. The significantly higher cost of new trucks and resulting higher depreciation expense and related diesel exhaust fluid costs is not being recovered through a single year customer rate review cycle. We continue to invest in equipment solutions such as more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts to improve the mile per gallon efficiency of our fleet. Net capital expenditures of $21.3 million in first quarter 2013 were low as planned, and the majority of our 2013 capital expenditures are expected to occur in the last three calendar quarters of the year. We expect our net capital expenditures for the full year 2013 to be in a range of $100 million to $150 million. The average age our truck fleet as of March 31, 2013 was 2.4 years, and our goal is to maintain our average truck age at approximately this level during 2013. We remain committed to investing in a best in class fleet for the benefit of our customers, our drivers and the Werner brand.

The Federal Motor Carrier Safety Administration (“FMCSA”) published final driver hours of service rules in December 2011, to be effective July 1, 2013. Among the changes are more restrictive requirements covering driver use of the 34-hour restart rule and a new mandatory 30-minute rest period after 8 hours on duty. The trucking industry association and consumer advocate groups both appealed these changes before the court in March 2013. The court has not yet issued a ruling. Assuming the rules are adopted without change, we currently believe the new rules will result in a decrease in truck productivity and could tighten up supply relative to demand in the freight market.

Werner Enterprises, Inc. - Release of April 18, 2013

In July 2012, Congress passed the federal transportation bill which requires the U.S. Department of Transportation to promulgate rules and regulations mandating the use of electronic on-board recorders (“EOBRs”) by September 2013 with full adoption for all trucking companies by no later than September 2015. We are the recognized industry leader for electronic logging of driver hours as we proactively adopted a paperless log system in 1996 that was subsequently approved for our use by the FMCSA in 1998. We believe that as EOBRs become the industry standard and industry requirement, EOBR use will help to level the competitive field for transit times, driver recruiting, driver retention and rates.

The driver recruiting and retention market became more challenging during first quarter 2013. Significant factors included a declining number of and increased competition for driver training school graduates, a gradually declining national unemployment rate and a strengthening housing construction market. While we are not immune to fluctuations in the driver market, we continue to believe we are in a better position in the current market than many competitors because approximately 70% of our driving jobs are in more attractive, shorter-haul Regional and Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

Gains on sales of assets were $3.5 million in first quarter 2013 compared to $4.7 million in first quarter 2012 and $4.7 million in fourth quarter 2012. We sold fewer trucks and trailers in first quarter 2013 and had slightly lower average gains per truck and trailer. We expect to sell fewer trucks and trailers in 2013 compared to 2012. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).

	Three Months Ended March 31,
	2013		2012
Value Added Services (amounts in thousands)	$	%	$	%
Operating revenues	$82,510	100.0	$77,517	100.0
Rent and purchased transportation expense	69,197	83.9	66,026	85.2
Gross margin	13,313	16.1	11,491	14.8
Other operating expenses	9,700	11.7	7,505	9.7
Operating income	$3,613	4.4	$3,986	5.1

In first quarter 2013, VAS revenues increased $5.0 million or 6%, and operating income dollars decreased $0.4 million or 9%, compared to first quarter 2012. For the same periods, VAS gross margin dollars increased $1.8 million or 16%, and other operating expenses increased $2.2 million or 29%; these changes are partially attributed to Intermodal's development of its own drayage fleet, which had the effect of lowering rent and purchased transportation expense and increasing other operating expenses. During first quarter 2013, VAS implemented a new customer business award involving all four VAS operating units and began managing shipments. We continue to focus on expanding this area of our business. Brokerage revenues in first quarter 2013 increased 3% compared to first quarter 2012 due to an increase in average revenue per shipment, partially offset by a 2% decrease in shipment volume. Brokerage gross margin percentage decreased 64 basis points due to rising capacity costs, and Brokerage operating income in first quarter 2013 was lower than in first quarter 2012. Intermodal revenues increased 8%, and Intermodal operating income was lower comparing first quarter 2013 to first quarter 2012. Werner Global Logistics revenues and operating income increased in first quarter 2013 compared to first quarter 2012.

Werner Enterprises, Inc. - Release of April 18, 2013

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $91.6 million in first quarter 2013 and $93.2 million in first quarter 2012) and the VAS segment are shown below.

	Three Months Ended March 31,
Operating Ratios	2013	2012	Difference
Truckload Transportation Services	92.6%	90.3%	2.3%
Value Added Services	95.6%	94.9%	0.7%

Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for first quarter 2013 and first quarter 2012 are 94.2% and 92.5%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. During first quarter 2013, we repaid $50.0 million of debt, and as of March 31, 2013, we had $40.0 million of debt outstanding and $731.1 million of stockholders' equity.

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Quarter	% of	Quarter	% of
	Ended	Operating	Ended	Operating
	3/31/2013	Revenues	3/31/2012	Revenues

Operating revenues	$492,887	100.0	$498,376	100.0

Operating expenses:
Salaries, wages and benefits	133,105	27.0	133,848	26.9
Fuel	96,793	19.6	102,937	20.6
Supplies and maintenance	43,128	8.8	41,837	8.4
Taxes and licenses	21,624	4.4	22,532	4.5
Insurance and claims	19,801	4.0	19,224	3.9
Depreciation	42,331	8.6	40,671	8.1
Rent and purchased transportation	106,318	21.6	100,510	20.2
Communications and utilities	3,142	0.6	3,819	0.8
Other	(2,048)	(0.4)	(2,404)	(0.5)
Total operating expenses	464,194	94.2	462,974	92.9
Operating income	28,693	5.8	35,402	7.1

Other expense (income):
Interest expense	144	—	142	—
Interest income	(505)	(0.1)	(422)	(0.1)
Other	(10)	—	(24)	—
Total other expense (income)	(371)	(0.1)	(304)	(0.1)

Income before income taxes	29,064	5.9	35,706	7.2
Income taxes	11,553	2.3	14,461	2.9
Net income	$17,511	3.6	$21,245	4.3

Diluted shares outstanding	73,782		73,390
Diluted earnings per share	$0.24		$0.29

Werner Enterprises, Inc. - Release of April 18, 2013

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Quarter Ended	Quarter Ended
	3/31/2013	3/31/2012
Revenues
Truckload Transportation Services	$408,900	$417,490
Value Added Services	82,510	77,517
Other	2,044	3,057
Corporate	650	1,075
Subtotal	494,104	499,139
Inter-segment eliminations (1)	(1,217)	(763)
Total	$492,887	$498,376

Operating Income
Truckload Transportation Services	$23,615	$31,364
Value Added Services	3,613	3,986
Other	905	504
Corporate	560	(452)
Total	$28,693	$35,402

(1)	Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation. 2012 VAS segment revenues have been revised to conform with the current presentation.

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Quarter Ended	Quarter Ended
	3/31/2013	3/31/2012	% Change
Truckload Transportation Services segment
Average percentage of empty miles	13.03%	11.88%	9.7%
Average trip length in miles (loaded) (1)	465	491	(5.3)%
Average tractors in service	7,157	7,195	(0.5)%
Average revenues per tractor per week (2)	$3,368	$3,434	(1.9)%
Total tractors (at quarter end)
Company	6,425	6,685
Independent contractor	665	615
Total tractors	7,090	7,300

Total trailers (truck and intermodal, quarter end)	23,680	23,165

Value Added Services segment
Total VAS shipments	64,366	66,820	(3.7)%
Less: Non-committed shipments to truckload segment	19,946	19,157	4.1%
Net VAS shipments	44,420	47,663	(6.8)%
Average revenue per shipment	$1,677	$1,523	10.1%

(1)	Quarter ended 3/31/2012 trip length corrected. See www.werner.com (“Investors tab” under “Featured Documents”) for correction of prior quarterly and annual trip length data.

(2)	Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Quarter Ended	Quarter Ended
	3/31/2013	3/31/2012
Capital expenditures, net	$21,306	$82,549
Cash flow from operations	76,606	83,999
Return on assets (annualized)	5.3%	6.4%

Werner Enterprises, Inc. - Release of April 18, 2013

CONDENSED BALANCE SHEET
(In thousands, except share amounts)

	3/31/2013	12/31/2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$19,529	$15,428
Accounts receivable, trade, less allowance
of $10,592 and $10,528, respectively	219,010	211,133
Other receivables	9,621	8,004
Inventories and supplies	22,528	23,260
Prepaid taxes, licenses and permits	11,088	14,893
Current deferred income taxes	24,869	25,139
Other current assets	21,229	21,330
Total current assets	327,874	319,187

Property and equipment	1,688,715	1,690,490
Less – accumulated depreciation	715,878	696,647
Property and equipment, net	972,837	993,843

Other non-current assets	22,263	21,870
	$1,322,974	$1,334,900

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$62,724	$56,397
Current portion of long-term debt	—	20,000
Insurance and claims accruals	61,155	57,679
Accrued payroll	23,556	21,134
Income taxes payable	14,491	1,544
Other current liabilities	18,849	19,439
Total current liabilities	180,775	176,193

Long-term debt, net of current portion	40,000	70,000

Other long-term liabilities	16,341	15,779

Insurance and claims accruals, net of current portion	127,950	125,500

Deferred income taxes	226,833	232,531

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares
authorized; 80,533,536 shares issued; 73,272,124
and 73,246,598 shares outstanding, respectively	805	805
Paid-in capital	98,403	97,457
Retained earnings	772,464	758,617
Accumulated other comprehensive loss	(3,193)	(4,156)
Treasury stock, at cost; 7,261,412 and 7,286,938
shares, respectively	(137,404)	(137,826)
Total stockholders’ equity	731,075	714,897
	$1,322,974	$1,334,900

Werner Enterprises, Inc. - Release of April 18, 2013

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company's website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.